                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 2)*

                               Semele Group Inc.
                               -----------------
                               (Name of Issuer)

                                 Common Stock
                            -----------------------
                        (Title of Class of Securities)

                                   06682R102
                                   ---------
                                (CUSIP Number)

Mr. J. Ezra Merkin                       With a copy to:
Gabriel Capital, L.P.                    Lawrence G. Goodman, Esq.
450 Park Avenue, Ste. 3201               Swidler Berlin Shereff Friedman, LLP
New York, New York  10022                919 Third Avenue
(212) 838-7200                           New York, New York 10022
                                         (212) 758-9500
-------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized
                    to Receive Notices and Communications)

                              September 18, 1998
                              ------------------
                    (Date of Event which Requires Filing of
                                this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b) (3) or (4), check the following: [ ].

Note: One copy and an EDGAR version of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13D

-------------------------------------------------------------------------------
CUSIP No. 06682R102                           Page    2    of    10    Pages
          ----------                               -------     -------

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON
                  Gabriel Capital, L.P.
-------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |X|

                                                                        (b) |_|
-------------------------------------------------------------------------------

3        SEC USE ONLY
-------------------------------------------------------------------------------

4        SOURCE OF FUNDS
         WC
-------------------------------------------------------------------------------

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                     |_|
-------------------------------------------------------------------------------

6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------

      NUMBER OF        7       SOLE VOTING POWER
       SHARES          --------------------------------------------------------
    BENEFICIALLY       8       SHARED VOTING POWER
      OWNED BY         --------------------------------------------------------
        EACH           9       SOLE DISPOSITIVE POWER
      REPORTING        --------------------------------------------------------
       PERSON          10      SHARED DISPOSITIVE POWER
         WITH          --------------------------------------------------------

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
-------------------------------------------------------------------------------

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                                     |_|
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
                        PN
-------------------------------------------------------------------------------

         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

-------------------------------------------------------------------------------
CUSIP No. 06682R102                           Page    3    of    10    Pages
          ----------                               -------     -------

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON
                  Ariel Fund Limited
-------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |X|

                                                                        (b) |_|
-------------------------------------------------------------------------------

3        SEC USE ONLY
-------------------------------------------------------------------------------

4        SOURCE OF FUNDS
         WC
-------------------------------------------------------------------------------

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                     |_|
-------------------------------------------------------------------------------

6        CITIZENSHIP OR PLACE OF ORGANIZATION
         CAYMAN ISLANDS
-------------------------------------------------------------------------------

      NUMBER OF        7       SOLE VOTING POWER
       SHARES          --------------------------------------------------------
    BENEFICIALLY       8       SHARED VOTING POWER
      OWNED BY         --------------------------------------------------------
        EACH           9       SOLE DISPOSITIVE POWER
      REPORTING        --------------------------------------------------------
       PERSON          10      SHARED DISPOSITIVE POWER
         WITH          --------------------------------------------------------

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
-------------------------------------------------------------------------------

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                                     |_|
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
                        CO
-------------------------------------------------------------------------------

         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

-------------------------------------------------------------------------------
CUSIP No. 06682R102                           Page    4    of    10    Pages
          ----------                               -------     -------

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON
                  Ariel Management Corp.
-------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |X|

                                                                        (b) |_|
-------------------------------------------------------------------------------

3        SEC USE ONLY
-------------------------------------------------------------------------------

4        SOURCE OF FUNDS
         OO
-------------------------------------------------------------------------------

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                     |_|
-------------------------------------------------------------------------------

6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------

      NUMBER OF        7       SOLE VOTING POWER
       SHARES          --------------------------------------------------------
    BENEFICIALLY       8       SHARED VOTING POWER
      OWNED BY                     0
        EACH           --------------------------------------------------------
                       9       SOLE DISPOSITIVE POWER
      REPORTING        --------------------------------------------------------
       PERSON          10      SHARED DISPOSITIVE POWER
         WITH                      0
                       --------------------------------------------------------

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
                       0
-------------------------------------------------------------------------------

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                                     |_|
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                       0.0%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
                       CO
-------------------------------------------------------------------------------

         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

-------------------------------------------------------------------------------
CUSIP No. 06682R102                           Page    5    of    10    Pages
          ----------                               -------     -------

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON
                  J. Ezra Merkin
-------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |X|

                                                                        (b) |_|
-------------------------------------------------------------------------------

3        SEC USE ONLY
-------------------------------------------------------------------------------

4        SOURCE OF FUNDS
         OO
-------------------------------------------------------------------------------

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                     |_|
-------------------------------------------------------------------------------

6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
-------------------------------------------------------------------------------

      NUMBER OF        7       SOLE VOTING POWER
       SHARES          --------------------------------------------------------
    BENEFICIALLY       8       SHARED VOTING POWER
      OWNED BY                     0
        EACH           --------------------------------------------------------
                       9       SOLE DISPOSITIVE POWER
      REPORTING        --------------------------------------------------------
       PERSON          10      SHARED DISPOSITIVE POWER
         WITH                      0
                       --------------------------------------------------------

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
                       0
-------------------------------------------------------------------------------

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                                     |_|
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                       0.0%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
                       IN
-------------------------------------------------------------------------------

         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

                  This Amendment No. 2 to the Statement on Schedule 13D amends and supplements the Statement on Schedule 13D relating to the event date of July 18, 1997 (the "Schedule 13D") and Amendment No. 1 to the Schedule 13D relating to the event date of October 8, 1997, each filed by Gabriel Capital, L.P., Ariel Fund Limited, Ariel Management Corp. and J. Ezra Merkin (the "Reporting Persons") relating to the common stock (the "Common Stock") of Semele Group Inc. (the "Issuer") (f/k/a Banyan Strategic Land Fund II). The address of the Issuer is One Canterbury Green, Stamford, CT 06901. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Schedule 13D.

Item 5.           Interest in Securities of the Issuer

                  Item 5 is amended and restated in its entirety as follows:

                  (a) and (b) The Reporting Persons no longer own any Common Stock.

                  The number of shares beneficially owned by each of the Reporting Persons and the percentage of outstanding shares represented thereby, have been computed in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The ownership of the Reporting Persons is based on 1,179,636 outstanding shares of Common Stock of the Issuer as of August 14, 1998, as reported in the Issuer's Quarterly Report on Form 10-QSB for the period ended June 30, 1998.

                  (c) Schedule I indicates the transactions effected by the Reporting Persons in the Common Stock during the past 60 days. Except as indicated, all such trades were effected through the public markets.

                  (d)      Not Applicable.

                  (e) On September 18, 1998, the Reporting Persons ceased to be the beneficial owner of more than five percent (5%) of the Common Stock.

Signature
---------

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             GABRIEL CAPITAL, L.P.

                                             By: /s/ J. Ezra Merkin
                                                 ------------------------------
                                                 Title:  General Partner


                                             ARIEL FUND LIMITED

                                             By: MEESPIERSON MANAGEMENT
                                                 (CAYMAN) LIMITED

                                             By: /s/ Authorized Signatory
                                                 ------------------------------
                                                 Name:
                                                 Title:


                                             ARIEL MANAGEMENT CORP.

                                             By: /s/ J. Ezra Merkin
                                                 ------------------------------
                                                 Name:  J. Ezra Merkin
                                                 Title:  President

                                             /s/ J. Ezra Merkin
                                             ----------------------------------
                                             J. EZRA MERKIN

Dated:  September 25, 1998

                                  SCHEDULE I

      Purchase and Sale of Shares of Common Stock Within the Last 60 Days


                                                                           Number of Shares
                                                                      --------------------------
                                                Aggregate
                            Price Per             Share               Ariel
        Date                  Share               Amount               Fund              Gabriel
       ------                -------             --------             ------            --------
       9/18/98*              $4.99                69,223              41,255             27,968

-----------------

* Sale